UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
_____________________________________________________________________________________________________________________
Name:                                                                      MainGate Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                                 6075 Poplar Ave., Suite 402, Memphis, TN  38119

Telephone Number (including area code):           901-537-1866

Name and address of agent for service of process:
                           Geoffrey P. Mavar
          6075 Poplar Ave., Suite 402, Memphis, TN  38119

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]    NO [ ]

SIGNATURES

 Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Memphis and state of Tennessee on the 5th day of November 2010.

[NOTARY PUBLIC SEAL]	MAINGATE TRUST BY /s/ Matthew G. Mead
Matthew G. Mead, Trustee and President
Attest: /s/ Wandra Darlene Ross
Wandra Darlene Ross Commercial Loan Assistant / Notary Public